EXHIBIT 99.1

To 8-K dated January 25, 2007

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President/

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS EARNINGS OF $ 23.9 MILLION FOR 2006

STUART, FL., January 25, 2007 – Seacoast Banking Corporation of Florida (NASDAQ:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, reported net income totaling $23.9 million for 2006, compared to $20.8 million for the prior year.  Diluted earnings per share (“DEPS”) was $1.28 for 2006, compared to $1.24 DEPS for the prior year, an increase of 3.2 percent.  Cash operating earnings*, excluding the impacts of merger and other charges net interest rate swap (profits) losses, a non-recurring gain on the sale of a partnership interest, and amortization of core deposit premium, totaled $1.30 DEPS, up 2.4 percent from a year ago.

While earnings for the entire year improved, results for the last two quarters were affected by a more challenging interest rate environment and deposit declines as a result of the slowdown in Florida housing activity [and intensified deposit competition] that emerged during the second half of 2006.  Fourth quarter earnings totaled $0.30 DEPS compared to $0.34 DEPS a year ago and $0.31 DEPS for the third quarter 2006.  Earnings for the quarter were impacted by a substantial increase in the provision for loan losses.  During the quarter, the Company undertook a comprehensive review of all large credits, primarily construction loans, where the primary source of repayment is related to the sale of residential real estate.  The review was undertaken to ensure that there was proper identification of risks associated with recent changes in market conditions impacting the Florida real estate market.  While no immediate losses or impaired loans were identified, the change in market condition was partially responsible for an increased provision in the fourth quarter totaling $2,250,000 or $0.08 DEPS, compared to $330,000 or $0.01 DEPS a year ago and $475,000 or $0.02 DEPS in the third quarter 2006.  The Company anticipates future provisioning to be more closely aligned with loan growth.

Revenues grew in the fourth quarter with fees from mortgage banking activities and marine finance fees improving, as expected, from third quarter results.  The Company also realized a gain related to the sale of an office building in which Seacoast National Bank was a 10% limited partner during the fourth quarter which totaled $1.1 million or $0.04 DEPS.

“Seacoast ends an eventful and challenging 2006 with a strong balance sheet and the people, processes, capital, and expanded markets to allow for stronger future performance,” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

Highlights for the year included the following:

•

Loan balances grew by 34.4 percent for the year and stood at $ 1.733 billion, including organic growth of 18.5 percent, and fourth quarter loan balances increased $77 million;

•

Net interest margin for the year increased by 18 basis points to 4.15 percent;

•

Earning assets increased $193 million to $2.18 billion for the year ended 2006;

•

Deposit mix remained favorable compared to peers with noninterest bearing deposits to total deposits at 20.7 percent at year-end;

•

Fees from wealth management services increased $725,000 or 14.1 percent;

•

Debit card and other electronic transaction fees increased $439,000, up 20.6 percent as a result of more customers and increased transactions;

•

As in the past, the Company has no significant wholesale borrowings;

•

The loan-to-deposit ratio at year-end was 92 percent, compared to 72 percent one year earlier;

•

Big Lake National Bank (acquired on April 1, 2006), and Century National Bank were successfully integrated and rebranded, along with our legacy bank charter, First National Bank & Trust Company of the Treasure Coast,  into Seacoast National Bank;

•

Tangible equity to assets increased to 6.49 percent at year-end, compared to 5.57 percent a year ago;

•

Additional opportunities arose to take advantage of potential market disruptions with the recent sale by two of the Company’s largest local Treasure Coast competitors to a large Ohio-based institution;

•

During the third quarter, the State of Florida and local governments concluded final negotiations that will locate three major California-based biotech research firms in the Company’s markets.  These firms will use state and local funding to “seed” infrastructure development needed to attract other research firms and ancillary businesses to the State over the next few years; and

•

During the second half of the year, CVS Pharmacies opened a major regional distribution center in Indian River County, which will employ 350 workers by the end of 2007.

The net interest margin for the fourth quarter was 3.95 percent, representing a decline from the 4.04 percent achieved during the same period one year earlier and 4.22 percent in the third quarter of 2006.  The decline in the net interest margin resulted from a continued shift in deposit mix from lower cost deposits to higher cost time deposits resulting from an inverted yield curve, increased deposit competition, and from seasonal increases in public fund customer balances that result in spreads of less than 1.0%.

The cost for interest bearing deposits increased to 3.25 percent from 2.95 percent in the third quarter 2006 and 2.05 percent in the fourth quarter a year ago.  Average noninterest bearing demand deposits declined by $23.6 million and average lower cost savings, NOW and money market balances declined $34.6 million, compared to the third quarter 2006, while higher cost average time deposits increased $28.9 million.

Net interest income for the fourth quarter declined by $1.3 million or 5.6 percent from the third quarter, but was up $1.8 million or 8.9 percent when compared to fourth quarter 2005.  Operating revenue totaled $27.5 million a decline of $1.1 million from the third quarter, but increased year-over-year by $2.4 million or 9.4 percent.  The pressure on the net interest margin, and net interest income, are likely to carryover into 2007, although more modestly than in the second half of 2006, provided loan growth targets are achieved.  The Company is reviewing balance sheet strategies to lessen the margin impact of a continued inverted yield curve.

Average loans outstanding increased 35.9 percent compared to the same quarter one year earlier.  This growth resulted from strong organic growth in the Company’s markets as well as an acquisition completed in the second quarter of 2006.  The impact of a slower housing market is impacting the Company’s loan pipelines and it is believed that slower growth will result for 2007.  The Company’s expansion into Palm Beach and Brevard counties and its acquisitions over the past two years has allowed for greater loan opportunities and the Company expects loan growth to range in high single digits in 2007.  The recent acquisition of the Company’s two largest community bank competitors by a large Cleveland, Ohio based bank and the integration and rebranding planned for early 2007 could improve the Company’s prospects for loan and deposit growth in 2007.

Noninterest income, excluding securities gains (losses) and the nonrecurring gain on the sale of a partnership interest of $1.1 million, increased 12.7 percent when compared to the prior year, reflecting increased revenues from debit card interchange fees, merchant income, and Trust and investment management services, as well as increased fees from service charges on deposit accounts as a result of the acquisition of Big Lake National Bank.  During the past two years, noninterest income related to mortgage loan production has declined due to lower volumes and more production being retained in the loan portfolio.  Total outstanding residential loan balances have increased 18 percent over the past year in a higher rate environment.   The Company expects that fee income from mortgage banking activities will continue to be challenged due to a slower housing market.  For the total year 2006, commissions and fees from Trust and investment management services increased 14.1 percent compared to 2005.  Over the long term, the Company expects fees from wealth management services to grow at a rate of approximately 10 percent per year.

Noninterest expenses declined $714,000 or 3.8 percent from the third quarter, as a result of lower incentive expense based on the decline in the rate of earnings growth and the Company’s overall performance compared to expectations.  Noninterest expenses for the quarter included added spending related to rebranding the subsidiary bank and costs associated with attracting customers of the acquired local competitors, totaling approximately $314,000 or $0.01 DEPS.  The Company is completing a review of its processes, operations and costs, and based on this review, the Company has targeted quarterly overhead to remain relatively flat in 2007 when compared to 2006, after adjusting for the acquisition completed in the second quarter of 2006.

The Company has maintained strong and consistent credit quality and low net charge-offs over the long term and consistently lower net charge-offs than its peers.  Remarkably, net loan recoveries of $106,000 were recorded for 2006, compared to net charge-offs of $134,000 for 2005.  Nonaccrual loans and loans past due 90 days to average loans totaled 0.72 percent at year-end 2006, up from 0.03 percent a year earlier.  Most of this increase was related to a loan placed on nonaccrual during the third quarter of 2006 which has a current balance of approximately $8.0 million.  This loan is secured with both new and used boat inventory which is in the process of being liquidated.  This relationship dates back a number of years and represents the only retail floor plan loan in the Company’s loan portfolio.  The market value of the collateral is believed to be sufficient to cover the loan balance, provided the liquidation occurs on a timely basis and in an orderly fashion.  The borrower recently filed for bankruptcy protection and the Company immediately increased the specific loan loss allowance established last quarter from $280,000 to $1.1 million.

Seacoast will host a conference call on Friday, January 26 at 9:00 a.m. (Eastern Time) to discuss the earnings results and business trends.  Investors may call in (toll-free) by dialing (866) 418-3599 (access code: 16765488; leader: Dennis S. Hudson).  Charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net by selecting Presentations under the heading Investor Services.  A replay of the call will be available beginning the afternoon of January 26 by dialing (877) 213-9653 (domestic), using the passcode 16765488.

Seacoast, with approximately $2.4 billion of assets, is one of the largest independent commercial banking organizations in Florida.  Seacoast has 43 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest and fastest growing areas in the nation.

*

The Company believes that cash operating earnings, excluding the impacts of noncash interest rate swap fair value changes, noncash amortization expense, the merger costs related to the Big Lake acquisition, gain on sale of a partnership interest, and costs associated with the name change for the Company’s primary banking subsidiary, is a better measurement of the Company’s trend in operating earnings growth.  Net cash payments and receipts from the interest rate swap have been immaterial for the periods presented.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

- continued -

FINANCIAL HIGHLIGHTS		(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Twelve Months Ended
(Dollars in thousands,	December 31,		December 31,
except per share data)	2006	2005	2006	2005

Summary of Earnings
Net income (GAAP)	$5,685	$5,833	$23,854	$20,759
Merger and other charges	--	--	576	--
Earnings, excluding merger and other
charges	5,685	5,833	24,430	20,759
Amortization of core deposit premium	205	77	696	346
Gain on sale of partnership interest	(746)	--	(746)	--
Net interest rate swap (profits) losses	--	--	--	173
Cash operating earnings*	$5,145	$5,910	$24,380	$21,278

Net interest income (1)	$21,846	$20,062	$89,294	$72,297

Performance Ratios
Return on average assets (2), (3)
Using GAAP earnings	0.95%	1.10%	1.03%	1.07%
Using cash operating earnings* on average tangible assets	0.88	1.13	1.08	1.11
Return on average
shareholders' equity (2), (3)
Using GAAP earnings	10.57	14.96	12.06	14.95
Using cash operating earnings* on average tangible equity	12.99	19.48	16.64	18.45
Net interest margin (1), (2)	3.95	4.04	4.15	3.97

Per Share Data
Net income diluted (GAAP)	$0.30	$0.34	$1.28	$1.24
Merger and other charges	--	--	0.03	--
Earnings, excluding merger and other
charges	0.30	0.34	1.31	1.24
Amortization of core deposit premium	0.01	--	0.03	0.02
Gain on sale of partnership interest	(0.04)	--	(0.04)	--
Net interest rate swap (profits) losses	--	--	--	0.01
Cash operating earnings* diluted	$0.27	$0.34	$1.30	$1.27
Net income basic (GAAP)	$0.30	$0.35	$1.30	$1.27
Cash dividends declared	0.16	0.15	0.61	0.58

(1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings, excluding the impacts of noncash interest rate swap fair value changes, noncash amortization expense and the merger costs related to the Big Lake acquisition which was completed on April 3, 2006, and costs associated with the name change announced for the Company’s primary banking subsidiary, is a better measurement of the Company’s trend in operating earnings growth.  Net cash payments and receipts from the interest rate swap have been immaterial for the periods presented.

FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands, except per share data)		December 31,		Increase/
		2006	2005	(Decrease)
Credit Analysis
Net charge-offs (recoveries) year-to-date		$(106)	$134	(179.1)%
Net charge-offs (recoveries) to
average loans		(0.01)%	0.01%	(200.0)
Loan loss provision year-to-date		$3,285	$1,317	149.4
Allowance to loans at end of period		0.86%	0.70%	22.9
Nonperforming assets		$12,465	$372	3,250.8
Nonperforming assets to loans and other
real estate owned at end of period		0.72%	0.03%	2,300.0

Selected Financial Data
Total assets		$2,389,435	$2,132,174	12.1
Securities – Held for sale (at fair value)		313,983	392,952	(20.1)
Securities – Held for investment (at amortized cost)		129,958	150,072	(13.4)
Net loans		1,718,196	1,280,989	34.1
Deposits		1,891,018	1,784,219	6.0
Shareholders’ equity		212,425	152,720	39.1
Book value per share		11.20	8.94	25.3
Tangible book value per share		8.18	6.95	17.7
Average shareholders' equity
to average assets		8.55%	7.17%	19.2

Average Balances (Year-to-Date)
Total assets		$2,314,864	$1,937,361	19.5
Less: Intangible assets		51,335	23,573	117.8
Total average tangible assets		$2,263,529	$1,913,788	18.3

Total equity		$197,866	$138,875	42.5
Less: Intangible assets		51,335	23,573	117.8
Total average tangible equity		$146,531	$115,302	27.1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005

Interest on securities:
Taxable	$5.050	$5,482	$21,933	$21,752
Nontaxable	92	15	298	66
Interest and fees on loans	31,671	21,564	114,388	72,958
Interest on federal funds sold and other investments	334	1,531	3,208	3,624
Total Interest Income	37,147	28,592	139,827	98,400

Interest on deposits	5,642	2,998	19,184	9,095
Interest on time certificates	6,700	3,863	21,886	12,225
Interest on borrowed money	3,024	1,694	9,717	4,895
Total Interest Expense	15,366	8,555	50,787	26,215

Net Interest Income	21,781	20,037	89,040	72,185
Provision for loan losses	2,250	330	3,285	1,317
Net Interest Income After Provision for Loan Losses	19,531	19,707	85,755	70,868

Noninterest income:
Service charges on deposit accounts	1,875	1,327	6,784	5,022
Trust income	654	605	2,858	2,573
Mortgage banking fees	337	290	1,131	1,810
Brokerage commissions and fees	598	627	3,002	2,562
Marine finance fees	570	806	2,709	3,068
Debit card income	565	416	2,149	1,714
Other deposit based EFT fees	114	94	421	417
Merchant income	624	530	2,545	2,230
Interest rate swap losses	--	--	--	(267)
Other income	382	394	1,514	1,388
	5,719	5,089	23,113	20,517
Gain on sale of partnership interest	1,147	--	1,147	--
Securities gains (losses), net	(73)	50	(157)	128
Total Noninterest Income	6,793	5,139	24,103	20,645

Noninterest expenses:
Salaries and wages	6,479	6,730	29,146	23,783
Employee benefits	1,699	1,575	7,322	6,313
Outsourced data processing costs	1,768	1,609	7,443	6,477
Occupancy expense	1,893	1,388	7,435	5,126
Furniture and equipment expense	689	525	2,523	2,121
Marketing expense	1,564	689	4,359	3,194
Legal and professional fees	863	765	2,792	2,595
FDIC assessments	121	56	325	225
Amortization of intangibles	315	119	1,070	533
Other expense	2,782	2,282	10,630	8,733
Total Noninterest Expenses	18,173	15,738	73,045	59,100

Income Before Income Taxes	8,151	9,108	36,813	32,413
Provision for income taxes	2,466	3,275	12,959	11,654

Net Income	$5,685	$5,833	$23,854	$20,759

Per share common stock:
Net income diluted	$0.30	$0.34	$1.28	$1.24
Net income basic	0.30	0.35	1.30	1.27
Cash dividends declared	0.16	0.15	0.61	0.58

Average diluted shares outstanding	19,129,452	17,287,715	18,671,752	16,749,386
Average basic shares outstanding	18,787,297	16,883,719	18,305,258	16,361,196

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	December 31,	December 31,
(Dollars in thousands)	2006	2005

Assets
Cash and due from banks	$89,803	$67,373
Federal funds sold and other investments	2,412	153,120
Total Cash and Cash Equivalents	92,215	220,493
Securities:
Held for sale (at fair value)	313,983	392,952
Held for investment (at amortized cost)	129,958	150,072
Total Securities	443,941	543,024

Loans available for sale	5,888	2,440

Loans, net of unearned income	1,733,111	1,289,995
Less: Allowance for loan losses	(14,915)	(9,006)
Net Loans	1,718,196	1,280,989

Bank premises and equipment	37,070	22,218
Other real estate owned	--	--
Goodwill and other intangible assets	57,299	33,901
Other assets	34,826	29,109
	$2,389,435	$2,132,174
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$391,805	$472,996
Savings deposits	929,444	882,031
Other time deposits	325,251	256,484
Time certificates of $100,000 or more	244,518	172,708
Total Deposits	1,891,018	1,784,219

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	206,476	96,786
Borrowed funds	26,522	45,485
Subordinated debt	41,238	41,238
Other liabilities	11,756	11,726
	2,177,010	1,979,454

Shareholders' Equity
Preferred stock	--	--
Common stock	1,899	1,710
Additional paid in capital	91,561	46,347
Retained earnings	124,811	112,182
Restricted stock awards	(3,181)	(3,447)
Treasury stock	(310)	(218)
	214,780	156,574
Accumulated other comprehensive loss, net	(2,355)	(3,854)
Total Shareholders’ Equity	212,425	152,720
	$2,389,435	$2,132,174

Common Shares Outstanding	18,974,295	17,084,315

Note:  The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
	Quarters
	2006				Last 12
(Dollars in thousands, except per share data)	Fourth	Third	Second	First	Months

Net income (GAAP)	$5,685	$5,869	$6,434	$5,866	$23,854
Merger and other charges	--	--	576	--	576
Earnings, excluding merger and other
charges	5,685	5,869	7,010	5,866	24,430
Amortization of core deposit premium	205	205	209	77	696
Gain on sale of partnership interest	(746)	--	--	--	(746)
Cash operating earnings*	$5,145	$6,074	$7,219	$5,943	$24,380

Operating Ratios
Return on average assets (GAAP) (2),(3)
Using GAAP earnings	0.95%	0.99%	1.07%	1.13%	1.03%
Using cash operating earnings* on average tangible assets	0.88	1.05	1.23	1.16	1.08
Return on average shareholders' equity (GAAP) (2),(3)
Using GAAP earnings	10.57	11.03	12.43	14.98	12.06
Using cash operating earnings* on average tangible equity	12.99	15.64	19.39	19.25	16.64
Net interest margin (1),(2)	3.95	4.22	4.29	4.16	4.15
Average equity to average assets	8.99	8.98	8.58	7.52	8.55

Credit Analysis
Net charge-offs (recoveries)	$27	$23	$(76)	(80)	$(106)
Net charge-offs (recoveries) to average loans	0.01%	0.01%	(0.02)%	(0.02)%	(0.01)%
Loan loss provision	$2,250	$475	$280	$280	$3,285
Allowance to loans at end of period	0.86%	0.77%	0.76%	0.70%
Nonperforming assets	$12,465	$10,437	$588	$240
Nonperforming assets to loans and other real estate owned at end of period	0.72%	0.63%	0.04%	0.02%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	0.72	0.71	0.03	0.02

Per Share Common Stock
Net income diluted (GAAP)	$0.30	$0.31	$0.34	$0.34	$1.28
Merger and other charges	--	--	0.03	--	0.03
Earnings, excluding merger and other
charges	0.30	0.31	0.37	0.34	1.31
Amortization of core deposit premium	0.01	0.01	0.01	--	0.03
Gain on sale of partnership interest	(0.04)	--	--	--	(0.04)
Cash operating earnings* diluted	$0.27	$0.32	$0.38	$0.34	$1.30

Net income basic (GAAP)	$0.30	$0.31	$0.34	$0.35	$1.30
Cash dividends declared	0.16	0.15	0.15	0.15	0.61
Book value per share	11.20	10.99	10.70	9.09

Average Balances
Total assets	$2,372,784	$2,350,862	$2,419,683	$2,112,876
Less: Intangible assets	56,230	56,945	58,252	33,604
Total average tangible assets	$2,316,554	$2,293,917	$2,361,431	$2,079,272

Total equity	$213,354	$211,024	$207,555	$158,787
Intangible assets	56,230	56,945	58,252	33,604
Total average tangible equity	$157,124	$154,079	$149,303	$125,183

 (1) Calculated on a fully taxable equivalent basis using amortized cost.

(2) These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

*

The Company believes that cash operating earnings, excluding the impacts of noncash interest rate swap fair value changes, noncash amortization expense and the merger costs related to the Big Lake acquisition which was completed on April 3, 2006, and costs associated with the name changes announced for the Company’s primary banking subsidiary, is a better measurement of the Company’s trend in operating earnings growth.  Net cash payments and receipts from the interest rate swap have been immaterial for the periods presented.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	December 31, 2006	December 31, 2005

U.S. Treasury and U.S. Government Agencies	$94,676	$71,189
Mortgage-backed	214,661	319,906
Obligations of states and political subdivisions	2,049	--
Other securities	2,597	1,857
Securities Held for Sale	313,983	392,952

U.S. Treasury and U. S. Government Agencies	--	5,000
Mortgage-backed	123,587	143,877
Obligations of states and political subdivisions	6,371	1,195
Securities Held for Investment	129,958	150,072
Total Securities	$443,941	$543,024

LOANS	December 31, 2006	December 31, 2005

Construction and land development	$571,133	$427,216
Real estate mortgage	949,824	680,877
Installment loans to individuals	83,428	82,942
Commercial and financial	128,101	98,653
Other loans	625	307
Total Loans	$1,733,111	$1,289,995

AVERAGE BALANCES, YIELDS AND RATES (1) (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2006				2005
	Fourth Quarter	Third Quarter			Fourth Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Earning assets:
Securities:
Taxable	$462,628	4.37%	$493,810	4.35%	$567,382	3.86%
Nontaxable	8,409	6.47	8,654	6.61	1,196	7.69
Total Securities	471,037	4.40	502,464	4.39	568,578	3.87

Federal funds sold and other
investments	24,872	5.33	38,832	5.32	154,144	3.94

Loans, net	1,698,552	7.40	1,634,263	7.47	1,249,461	6.85

Total Earning Assets	2,194,461	6.73	2,175,559	6.71	1,972,183	5.76

Allowance for loan losses	(12,842)		(12,363)		(8,800)
Cash and due from banks	76,523		74,680		70,150
Premises and equipment	36,731		37,162		21,674
Other assets	77,911		75,824		48,771

	$2,372,784		$2,350,862		$2,103,978

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW	$198,610	2.10%	$208,948	1.72%	$137,457	0.89%
Savings deposits	136,410	0.71	149,323	0.69	152,807	0.51
Money market accounts	591,740	2.92	603,133	2.76	589,275	1.68
Time deposits	581,520	4.57	552,589	4.23	449,657	3.41
Federal funds purchased and other short term borrowings	154,065	4.68	107,401	4.42	94,719	3.25
Other borrowings	67,798	7.06	67,572	7.14	72,504	5.02

Total Interest-Bearing Liabilities	1,730,143	3.52	1,688,966	3.21	1,496,419	2.27

Demand deposits (noninterest-bearing)	415,791		439,379		442,534
Other liabilities	13,496		11,493		10,344
Total Liabilities	2,159,430		2,139,838		1,949,297

Shareholders' equity	213,354		211,024		154,681

	$2,372,784		$2,350,862		$2,103,978

Interest expense as a % of earning assets		2.78%		2.49%		1.72%
Net interest income as a % of earning assets		3.95		4.22		4.04

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.